Exhibit 99.1

NORWOOD FINANCIAL CORP

HOLDS ANNUAL MEETING OF STOCKHOLDERS

FOR IMMEDIATE RELEASE – April 26, 2019

HONESDALE, PENNSYLVANIA

The 148th Annual Meeting of Stockholders of Norwood Financial Corp (Nasdaq-NWFL), Parent Company of Wayne Bank was held on Tuesday, April 23, 2019 at the Company’s headquarters in Honesdale.

Business conducted at the Annual Meeting included remarks by Chairman of the Board William W. Davis, Jr., who chaired the meeting. Matters presented to and approved by stockholders were the re-election of company directors Dr. Andrew A. Forte, Ralph A. Matergia and Susan Campfield, the approval of an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock to 20,000,000, and the ratification of S.R. Snodgrass, P.C., as the Company’s independent auditors for 2019. The meeting also included presentations to stockholders from President and Chief Executive Officer Lewis J. Critelli and Executive Vice President and Chief Financial Officer William Lance.

Chairman Davis welcomed stockholders and introduced the Directors and Executive Officers seated at the head table. He then turned the meeting over to Mr. Critelli, who conducted the formal business portion of the meeting.

Mr. Lance provided stockholders with a detailed report of the Company’s financial results for 2018. Among the highlights of the Company’s performance in 2018 cited by Mr. Lance were record earnings of $13.7 million, an increase in cash dividends paid to shareholders, loan growth of over 11% and improved credit quality

Mr. Critelli’s address included the results for the first quarter of 2019 and a summary of plans for the remainder of the year. Mr. Critelli noted first quarter earnings of $3.2 million and earnings per share (diluted) of $0.51 per share. Total assets were $1.2 billion as of March 31, 2019, with total loans outstanding of $864.2 million, deposits of $974.4 million and stockholders’ equity of $126.8 million. Mr. Critelli also commented on the Company’s new Hanover Township, Pennsylvania, Community Office which opened on April 22, 2019.

At the Bank’s annual reorganization meeting, executive appointments for the ensuing year included:

William W. Davis, Jr.	-	Chairman of the Board
Dr. Andrew A. Forte.	-	Vice Chairman of the Board
Lewis J. Critelli	-	President & Chief Executive Officer
William S. Lance	-	Executive Vice President, Chief Financial Officer & Secretary

Norwood Financial Corp, through its subsidiary Wayne Bank, operates fourteen offices in Northeastern Pennsylvania and twelve offices in the Southern Tier of New York. The Company’s stock is traded on the Nasdaq Market, under the symbol, “NWFL”.

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words “believes”, “anticipates”, “contemplates”, “expects”, and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in federal and state laws, changes in interest rates, government fiscal and trade policies, the ability to control costs and expenses, demand for real estate, cybersecurity risks and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact: William S. Lance

               Executive Vice President & Chief Financial Officer

               NORWOOD FINANCIAL CORP

                570-253-8505

               www.waynebank.com